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                                                        Exhibit 99.1

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FOR IMMEDIATE RELEASE

CONTACT:                                            INVESTOR CONTACT:
Gil Duarte, CFO                                     Qorvis Communications
(770) 632-8003, or                                  Karen Vahouny (703) 744-7809
Randy Martinez, Exec. VP
(770) 632-8004

                             WORLD AIRWAYS ANNOUNCES
                           2003 FIRST QUARTER RESULTS

o    Net Income of $6.6 million Represents 34% Increase

o    Quarterly Revenue Up 40.4%

Peachtree City, GA - April 30, 2003 - World Airways, Inc. (NASDAQ: WLDAC) today announced financial results for the quarter ended March 31, 2003.

FINANCIAL RESULTS
-----------------

Revenues for the quarter ended March 31, 2003, increased 40.4% to $123.6 million from $88.0 million in the first quarter of 2002. The revenue increase in the 2003 first quarter was due principally to an increase in both military passenger and cargo business with the U.S. Air Force's Air Mobility Command (USAF). Total block hours increased 38.6%, to 12,056 in the first quarter of 2003 compared to 8,701 for the same period of 2002.

Net earnings for the 2003 first quarter were $6.6 million, or $0.60 per basic share and $0.47 per diluted share, compared to net earnings of $4.9 million, or $0.45 per basic share and $0.37 per diluted share, for the 2002 first quarter. Per share results were computed on the basis of 11.1 and 15.8 million weighted average shares outstanding for the first quarter of 2003, and 10.9 and 15.5 million weighted average shares for the same quarter of 2002, respectively.

Operating expenses increased 41.8% to $116.0 million from $81.8 million in the first quarter of 2002. The most significant changes were increases of $12.9 million for maintenance expenses, $9.2 million in flight operations, $9.2 million for fuel and $1.7 million in sales, general and administrative expenses.

The higher maintenance expenses were primarily due to an increase in engine overhauls, landing gear overhauls and maintenance reserve payments to aircraft lessors based on aircraft usage. The higher maintenance expenses were also directly related to the two aircraft added to the fleet during 2002, as well as in the increase in flying for the USAF in the first quarter of 2003.

The increase in flight operations expense was largely the result of higher pilot and flight attendant wages and travel costs as well as security, landing and handling fees, and communication costs. All these higher flight expenses were directly attributable to the increased full-service and cargo flying in the first quarter of 2003 compared to the same period of 2002.

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Flight operations also included an accrual for estimated contractual profit sharing payments to flight employees for 2003.

The increase in fuel costs reflects combined higher per-gallon costs as well as additional consumption associated with the increase in full-service flying. In the first quarter of 2003, approximately 96% of World Airways' fuel cost increases were borne by the Company's customers.

The increase in sales, general and administrative expenses is primarily due to an accrual for estimated profit sharing payments to administrative employees for 2003, higher travel costs for administrative employees whose job functions are directly affected by the increased volume in flying, and rental expense for the former office space in Herndon, Virginia, for the first quarter of 2003.

The Company ended the first quarter of 2003 with cash and cash equivalents of $16.8 million compared to $21.5 million at the end of 2002.


MANAGEMENT OVERVIEW OF OPERATIONS
---------------------------------

According to Hollis Harris, chairman and CEO, "One of our goals is to achieve annual profitability for a second consecutive year. This quarter, we've built upon the progress we made last year, and we are forecasting profitability again in 2003.

"We have structured our costs and expenses according to our revenue forecast, and we'll stay aggressive in our cost reduction efforts. The Air Force expansion flying and additional revenues from the Civil Reserve Air Fleet activation had a positive effect on our financial performance this quarter, and I believe that gross margins will continue to show some improvement.

"Revenue diversification will remain a priority, with particular focus on growing our military and commercial cargo business and adding more commercial passenger accounts."

Harris added, "This quarter demonstrated that we have a sound business model that supports our growth plans. With recent news that the Air Transportation Stabilization Board granted us conditional approval of a $27 million federal loan guarantee, we're in an even stronger position now to achieve not only our short-term but our longer-term goals as well."

                            INVESTOR CONFERENCE CALL
                           May 2, 2003, at 2 P.M. EDT
                               Phone: 888-497-4617

A conference call for investors will be held at 2 p.m. EDT on Friday, May 2, 2003. Investors who wish to participate should call 888-497-4617 prior to the 2 p.m. start time. The call will be available for replay from 4 p.m. EDT on Friday, May 2, to 4 p.m. EDT on Monday, May 5. The replay number is 800-633-8284 and the reservation number is 21141445.

Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major

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international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company's website at www.worldair.com.

["Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company's periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]